Exhibit 99.1

Pier 1 Imports Reports Fiscal 2004 First Quarter Earnings; Provides Sales and Earnings Guidance for Second Quarter and Fiscal Year

    FORT WORTH, Texas--(BUSINESS WIRE)--June 17, 2003--Pier 1 Imports, Inc. (NYSE:PIR) today reported diluted earnings per share of $0.21 for the first quarter ended May 31, 2003, compared to $0.23 per diluted share for the year ago period. Sales for the first quarter were $402,712,000, a 4.8% increase over last year's $384,429,000, and first fiscal quarter comparable store sales declined by 3.6%. Net income was $19,062,000, compared to last year's net income of $22,181,000.
    Marvin J. Girouard, the Company's Chairman and Chief Executive Officer, said, "Sales and earnings for the first quarter reflected a more cautious consumer due to continuing weakness in the economy, international and political instability, as well as adverse weather conditions delaying the beginning of the important spring selling season. Despite these factors and tough sales comparisons to last year during the quarter, we are pleased to report that Pier 1's sales strengthened each month with higher traffic and average ticket transactions building since the fiscal year began March 2nd.
    "During the first quarter, merchandise margins increased over last year and variable expenses were tightly managed. In addition, our balance sheet improved with cash balances at the end of the quarter of $220 million, up $24 million from a year ago. Inventory levels are on plan, up 11.6% and approximately the same as our square footage growth over the past year. In the first quarter, we repurchased 1.2 million shares of Pier 1 stock at a cost of $20.5 million. We will continue our buyback strategy, with $133.5 million remaining in our share repurchase program.
    "For the fiscal year, we are reiterating diluted earnings per share in the range of $1.45 to $1.50, and comparable store sales for the year are estimated to be between +1% and +3%. Projections for the second quarter remain cautious due to continuing uncertainties and tough sales comparisons to last year. Based on comparable store sales estimates for the second quarter of -2% to +2%, we now project diluted earnings per share in the range of $0.21 to $0.25 per share.
    "As we look ahead to the remainder of the year, the new tax bill that provides rebates as well as changes in overall tax rates will result in higher take-home pay for families. We believe this is a positive for Pier 1 and Cargokids stores as we begin our annual Back-to-School selling season in July. Barring any major unforeseen circumstances, we anticipate a slow but steady economic recovery over the next six to nine months with consumer sentiment and spending showing encouraging signs.
    "Pier 1's value pricing, unique merchandise offerings and superior customer service all provide positive influences on our customers. During the weekend of June 21st, our spring clearance event begins with 'The One Big Sale,' supported for the first time by a 4-page newspaper insert. It continues through July 26th, and we believe this event should be very successful."
    The Company will host a conference call to discuss fiscal 2004 first quarter earnings at 10:00 a.m. Central Time today. A web cast is available to all investors on our website at www.pier1.com linking through to the "About Us" page and the "Investing" page, or you can dial into the conference at 706-643-0435, ID 1143193. The teleconference will be held in a "listen-only" mode for all participants other than the Company's current sell-side and buy-side investment professionals.
    The Company will hold its annual shareholders meeting at 10:00 a.m. local time on June 26, 2003, at the Renaissance Worthington Hotel, Brazos Room, 200 Main Street, Fort Worth, Texas.

    Any forward-looking projections or statements made in this press release should be considered in conjunction with the cautionary statements contained in the Company's most recently filed Form 10-K for fiscal year 2003. Management's expectations and assumptions regarding planned store openings, financing of Company obligations from operations and other future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties that may affect Company operations and performance include, among others, the effects of terrorist attacks or other acts of war, conflicts or war involving the United States or its allies or trading partners, labor strikes, weather conditions that may affect sales, volatility of fuel and utility costs, the general strength of the economy and levels of consumer spending, consumer confidence, the availability of new sites for expansion along with sufficient labor to facilitate growth, the strength of new home construction and sales of existing homes, the availability and proper functioning of technology and communications systems supporting the Company's key business processes, the ability of the Company to import merchandise from foreign countries without significantly restrictive tariffs, duties or quotas and the ability of the Company to source, ship and deliver items from foreign countries to its U.S. distribution centers at reasonable prices and rates and in a timely fashion. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

    Pier 1 Imports, Inc. is North America's largest specialty retailer of imported decorative home furnishings and gifts with Pier 1
Imports(R) stores in 50 states, Puerto Rico, Canada, and Mexico; The Pier(R) stores in the United Kingdom; and Cargokids!(R) stores in six states.

    (Financial Tables Follow)



                         Pier 1 Imports, Inc.
                         --------------------

                     COMPARATIVE OPERATING RESULTS
                      FOR THE THREE MONTHS ENDED
                     MAY 31, 2003 AND JUNE 1, 2002
                (in thousands except per share amounts)
                              (unaudited)

                                         Three Months Ended
                                     May 31,             June 1,
                                      2003                2002
                               -------------------- ------------------

Net Sales                            $402,712           $384,429
                               =============== ==================

Net Income                            $19,062            $22,181
                               =============== ==================

Earnings Per Share:

    Basic                               $0.21              $0.24
                               =============== ==================

    Diluted                             $0.21              $0.23
                               =============== ==================





                         Pier 1 Imports, Inc.
                         --------------------

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands except per share
                               amounts)
                              (unaudited)

                                             Three Months Ended
                                            May 31,         June 1,
                                             2003            2002
                                         ------------    -------------

Net sales                                   $402,712         $384,429

Operating costs and expenses:
   Cost of sales (including buying and
    store occupancy costs)                   234,515          220,436

   Selling, general and administrative
    expenses                                 125,778          118,333
   Depreciation and amortization              12,161           10,731
                                      --------------- ----------------
                                             372,454          349,500
                                      --------------- ----------------

          Operating income                    30,258           34,929

Nonoperating (income) and expenses:
   Interest and investment income               (637)            (837)
   Interest expense                              637              558
                                      --------------- ----------------
                                                   -             (279)
                                      --------------- ----------------

          Income before income taxes          30,258           35,208

Provision for income taxes                    11,196           13,027
                                      --------------- ----------------

Net income                                   $19,062          $22,181
                                      =============== ================

Earnings per share:
       Basic                                   $0.21            $0.24
                                      =============== ================

       Diluted                                 $0.21            $0.23
                                      =============== ================

Average shares outstanding during
 period:
       Basic                                  90,145           93,708
                                      =============== ================

       Diluted                                92,198           96,613
                                      =============== ================





                         Pier 1 Imports, Inc.
                         --------------------

                      CONSOLIDATED BALANCE SHEETS
                (in thousands except per share amounts)

                                   May 31,    March 1,     June 1,
                                    2003        2003        2002
                                 ----------- ----------- ------------
                                 (Unaudited)             (Unaudited)
ASSETS

Current assets:
   Cash, including temporary
    investments of $204,632,
    $225,882 and $183,788,
       respectively                $219,679    $242,114     $195,694
   Beneficial interest in
    securitized receivables          42,311      40,538       40,880
   Other accounts receivable, net    10,420      11,420       10,478
   Inventories                      338,508     333,350      303,394
   Prepaid expenses and other
    current assets                   44,702      36,179       46,927
                                 ----------- ----------- ------------
        Total current assets        655,620     663,601      597,373

Properties, net                     230,165     254,503      224,295
Other noncurrent assets              50,203      49,383       47,162
                                 ----------- ----------- ------------
                                   $935,988    $967,487     $868,830
                                 =========== =========== ============

LIABILITIES AND SHAREHOLDERS'
 EQUITY

Current liabilities:
   Current portion of long-term
    debt                             $6,000        $393         $728
   Accounts payable                  79,451      76,742       83,305
   Gift cards, gift certificates
    and merchandise credits
       outstanding                   38,446      37,924       30,418
   Accrued income taxes payable       7,141      25,798       13,803
   Other accrued liabilities         86,313     102,732       66,069
                                 ----------- ----------- ------------
        Total current liabilities   217,351     243,589      194,323

Long-term debt                       19,000      25,000       25,000
Other noncurrent liabilities         57,044      54,962       44,346

Shareholders' equity:
   Common stock, $1.00 par,
    500,000,000 shares
    authorized, 100,779,000 issued  100,779     100,779      100,779
   Paid-in capital                  144,262     144,247      143,800
   Retained earnings                553,434     539,776      447,379
   Cumulative other comprehensive
    income (loss)                      (278)     (2,210)      (3,483)
   Less -- 10,955,000, 10,045,000
    and 7,046,000 common
    shares in treasury, at
      cost, respectively           (155,604)   (138,656)     (83,314)
                                 ----------- ----------- ------------
                                    642,593     643,936      605,161
                                 ----------- ----------- ------------
                                   $935,988    $967,487     $868,830
                                 =========== =========== ============





                         Pier 1 Imports, Inc.
                         --------------------

                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)
                              (unaudited)

                                             Three Months Ended
                                            May 31,        June 1,
                                             2003           2002
                                        -------------- --------------

Cash flow from operating activities:
Net  income                                 $19,062        $22,181
Adjustments to reconcile to net cash
 provided by
   operating activities:
     Depreciation and amortization           15,247         12,460
     Gain on disposal fixed assets              219             48
     Deferred compensation                    1,785          1,500
     Tax benefit from options
      exercised by employees                    549          3,892
     Other                                    1,397            574
Changes in cash from:
    Inventories                              (5,158)       (27,961)
    Other accounts receivable and
     other current assets                    (2,534)        (8,797)
    Accounts payable and accrued
     expenses                               (12,962)         1,902
    Accrued income taxes payable            (18,657)       (15,935)
    Other noncurrent assets                    (807)            (6)
    Other noncurrent liabilities               (500)          (500)
                                      -------------- --------------
          Net cash used in operating
           activities                        (2,359)       (10,642)
                                      -------------- --------------

Cash flow from investing activities:
Capital expenditures                        (17,914)       (25,606)
Proceeds from disposition of
 properties                                  23,487            380
Beneficial interest in securitized
 receivables                                 (2,373)         3,740
                                      -------------- --------------
          Net cash provided by (used
           in) investing activities           3,200        (21,486)
                                      -------------- --------------

Cash flow from financing activities:
Cash dividends                               (5,404)        (4,712)
Purchases of treasury stock                 (20,490)       (12,657)
Proceeds from stock options exercised,
   stock purchase plan and other, net         3,008          9,582
Repayments of long-term debt                   (390)             -
                                      -------------- --------------
          Net cash used in financing
           activities                       (23,276)        (7,787)
                                      -------------- --------------

Change in cash and cash equivalents         (22,435)       (39,915)
Cash and cash equivalents at beginning
 of period                                  242,114        235,609
                                      -------------- --------------
Cash and cash equivalents at end of
 period                                    $219,679       $195,694
                                      ============== ==============


    CONTACT: Pier 1 Imports, Inc., Fort Worth
             Cary Turner, 817/252-8400